                                                                   Exhibit 10.11

                              EMPLOYMENT AGREEMENT

      AGREEMENT by and between APCOA, Inc., a Delaware corporation (the "Company"), and Michael Celebrezze (the "Executive"), dated as of the 30th day of March, 1998.

      WHEREAS, pursuant to that certain Combination Agreement (the "Transaction Agreement") dated as of January 15, 1998, by and among Myron C. Warshauer, Stanley Warshauer, Steven A. Warshauer, Dosher Partners, L.P., SP Parking Associates and the Company, the operations of the Company and Standard Parking, L.P. will be combined (the "Transaction"); and

      WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to ensure that the Company will continue to receive the benefit of the Executive's services after the Transaction, on the terms and conditions set forth below in this Agreement, and the Executive desires to serve the Company in accordance with such terms and conditions;

      NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

      1. Employment Period. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for the period beginning on the closing date of the Transaction (the "Effective Date") and ending on the third anniversary thereof (the "Employment Period"), provided, however, that commencing on the third anniversary of the Effective Date and thereafter on each annual anniversary of such date (each annual anniversary thereof shall hereinafter be referred to as the "Renewal Date"), unless previously terminated, the Employment Period shall be automatically extended so as to terminate two years from the Renewal Date, unless 180 days prior to the Renewal Date the Company or the

Executive shall terminate this Agreement by giving notice to the other party that the Employment Period shall not be so extended (a "Notice of Nonrenewal").

      2. Position and Duties. During the Employment Period, the Executive shall serve as Senior Vice President/Chief Financial Officer of the Company, with the duties, authority and responsibilities as are commensurate with such position and as are customarily associated with such position. Executive shall report directly to the Chief Executive Officer or the President of the Company. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote full attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. The Executive shall not, during the term of this Agreement, engage in any other business activities that will interfere with the Executive's employment pursuant to this Agreement. During the Employment Period, the Executive's services shall be performed primarily in Chicago, Illinois.

      3. Compensation. (a) Base Salary. During the Employment Period, the Executive shall receive an annual base salary of $180,000 (the "Annual Base Salary"), payable in accordance with the Company's normal payroll practices for executives as in effect from time to time. Such Annual Base Salary shall be subject to review annually in accordance with the Company's review policies and practices for executives as in effect at the time of any such review.

            (b) Bonus. For each calendar year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus (the "Annual Bonus"), based upon the terms and conditions of an annual bonus program to be established by the Company. Any such annual bonus program shall provide that the Executive's target bonus ("Target Annual Bonus") will be at least 35% of the Annual Base Salary, with the actual amount of the Annual Bonus determined in accordance with the terms of the annual bonus program. Notwithstanding the foregoing sentence, for the 1998 calendar year, the Executive's Annual Bonus shall not be less than 35% of the Annual Base Salary.

            (c) Phantom Equity and Stock Plans. During the 1998 calendar year, the Company shall adopt an equity incentive plan or program (the "Equity Plan") in which certain of the Company's key executives will be eligible to participate. During the Employment Period, the Executive shall be entitled to participate in the Equity Plan from and after the effective date thereof, in accordance with the terms and conditions of such plan. Benefits available to Executive under the terms of such Equity Plan shall be no less than the benefits available to peer executives. Furthermore, Executive shall participate in any stock awards or stock options ("stock plan") to the same extent and on the same terms as are available to peer executives. For purposes of this Agreement, the term "peer executives" shall refer to executive vice presidents of Company, which term shall not include executive vice presidents of any subsidiary companies or affiliates.

            (d) Housing Differential Loan. Following the Effective Date and contingent upon the Executive's execution of a promissory note (substantially in the form attached hereto as Exhibit A), the Executive shall to receive a $250,000 loan from the Company with a term of three years (the "Loan"), which shall bear interest at the Applicable Federal Rate compounded annually. The principal shall be disbursed to Executive upon his submission of a written purchase offer for a residence in the vicinity of Chicago, Illinois. The principal amount of the

Loan and the interest thereon shall be payable in cash on an annual basis in three equal installments, on each of the first, second and third anniversaries of the Effective Date (each such anniversary referred to herein as an "Annual Payment Date"); provided, however, that if the Executive remains in the continual employment of the Company as of each Annual Payment Date, one-third of the principal balance of the initial Loan and the accrued interest thereon (as of such Annual Payment Date) shall be forgiven by the Company, and such forgiven amount shall be treated as additional compensation to the Executive in the year of such forgiveness. Prior to the end of any calendar year in which the Company forgives a portion of the Loan, the Company shall make the Executive whole for the federal, state and local income tax consequences of such forgiveness.

            In the event the Executive's employment hereunder is terminated for "Cause" or the Executive terminates his employment without Good Reason, as defined below, the Executive shall be obligated to repay the remaining principal balance of the Loan and any accrued and unpaid interest thereon in accordance with the original terms of the Loan; provided, however, that if the Date of Termination does not coincide with an Annual Payment Date, the repayment of the principal balance of the Loan and the accrued interest thereon for the year of termination shall be pro-rated in respect of the portion of such short year that commences on the date of the Date of Termination and ends on the next following Annual Payment Date, and the portion of the pro-rated principal balance of the Loan and the interest thereon with respect to the period commencing on the Annual Payment Date prior to the Date of Termination and ending on the Date of Termination shall be forgiven, and the Company shall, prior to the end of the calendar year in which the Date of Termination occurs, make the Executive whole for any income tax consequences to the Executive with respect to such forgiven amount. In the even that

Executive's employment hereunder is terminated for any other reason by the Company without Cause, including a termination on account of death or Disability, or in the event Executive terminates his employment with Good Reason, as defined below, the remaining principal balance and any accrued and unpaid interest shall be forgiven, and prior to the end of the calendar year in which such forgiveness occurs, the Company shall make the Executive whole for any tax consequences to the Executive with respect to such forgiven amount.

            (e) Other Benefits. In addition to the foregoing, during the Employment Period: (i) the Executive shall be entitled to participate in savings, retirement, and fringe benefit plans, practices, policies and programs of the Company as in effect from time to time, on the same terms and conditions as those applicable to peer executives; (ii) the Executive shall be entitled to four weeks of annual vacation, to be taken in accordance with the Company's vacation policy as in effect from time to time; (iii) the Executive shall be entitled to participate in an automobile program in accordance with the terms and conditions of the Company's automobile program as may be in effect from time to time; and (iv) the Executive and the Executive's family shall be eligible for participation in, and shall receive all benefits under medical, disability and other welfare benefit plans, practices, policies and programs provided by the Company, as in effect from time to time, on the same terms and conditions as those applicable to peer executives, provided that Executive's benefits under this Agreement shall be substantially similar to the benefits available to him and his family under the Executive Employment Agreement, dated April 1, 1995, as thereafter modified, or, if such benefits are not provided, the Company shall Executive a monetary benefit sufficient to allow Executive to acquire personally replacement coverage for himself or for his family, as applicable.

      4. Termination of Employment. (a) Death or Disability. In the event of the Executive's death during the Employment Period, the Executive's employment with the Company shall terminate automatically. The Company, in its discretion, shall have the right to terminate the Executive's employment because of the Executive's Disability during the Employment Period. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days, or for periods aggregating 180 business days in any period of twelve months, as a result of incapacity due to mental or physical illness or injury which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.

            (b) By the Company. In addition to termination for Disability, the Company may terminate the Executive's employment during the Employment Period for Cause or with Cause. "Cause" means:

                  (i) the continued and willful or deliberate failure of the Executive substantially to perform the Executive's duties under this Agreement (other than as a result of physical or mental illness or injury), or

                  (ii) illegal conduct or gross misconduct by the Executive, in either case that is willful and results in material damage to the business or reputation of the Company or its affiliated companies, or

                  (iii) the breach of a fiduciary duty owed to the Company or its affiliated companies, that is willful and results in material damage to the business or reputation of the Company, including, without limitation, a failure to comply with Section 6 hereof.

Upon the occurrence of events constituting Cause as defined in this paragraph
(b), the Company shall give the Executive advance notice of any such termination for Cause and shall provide the Executive with a reasonable opportunity to cure. Such termination shall be effective only upon a vote of the Board of Directors following a hearing before the Board on the issue of Cause of which Executive is given reasonable notice.

            (c) Voluntarily by the Executive. The Executive may terminate his employment by giving written notice thereof to the Company.

            (d) Date of Termination. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date on which the termination of the Executive's employment by the Company, for Cause as set forth in notice from the Company is effective, the date that notice of termination is provided to Executive from Company of a termination of Executive's employment by the Company other than for Cause or Disability, or the date on which the Executive gives the Company notice of a termination of employment, as the case may be.

      5. Obligations of the Company Upon Termination. (a) By the Company Other Than for Cause or Disability. If, during the Employment Period, the Company terminates the Executive's employment, other than for Cause or Disability, the Company shall, for the duration of the Employment Period as in effect immediately before the Date of Termination (as such Employment Period is extended at the next Renewal Date if the Date of Termination occurs during the 180 days preceding a Renewal Date and no Notice of Nonrenewal has been given), continue to pay the Executive the Annual Base Salary and the Annual Bonus through the end of such Employment Period, as and when such amounts would be paid in accordance with Sections 3(a) and (b) above; provided, these payments shall not be subject to offset by any other employer-provided compensation, and that the amount of any Annual Bonus(es) so paid shall equal the Target Annual Bonus. The Company shall also continue to provide for the same period welfare benefits to the Executive and the Executive's family, at least as favorable as those that would have been provided to them under clause (e)(iv) of Section 3 of this Agreement if the Executive's employment had continued until the end of the Employment Period, provided, that during any period when the Executive is eligible to receive such benefits under another employer-provided plan, the benefits provided by the Company under this Section 5(a) may be made secondary to those provided under such other plan.

            (b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, the Company shall make, within 30 days after the Date of Termination, a lump-sum cash payment to the Executive's estate equal to the sum of (i) the Executive's Annual Base Salary through the end of the calendar month in which death occurs, (ii) any earned and unpaid Annual Bonus for any calendar year ended prior to the Date of Termination and a pro-rated Target Bonus for services to the Date of Termination, (iii) any accrued but unpaid vacation pay and (iv) any other vested benefits to which the Executive is entitled, in each case to the extent not yet paid.

            (c) Disability. In the event the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period in accordance with Section 4(a) hereof, the Company shall pay to the Executive or the Executive's legal representative, as applicable, (i) the Executive's Annual Base Salary for the duration of the Employment Period in effect immediately before the Date of Termination (as such Employment Period is extended at the next renewal Date if the Date of Termination occurs during the 180 days preceding a Renewal Date and no Notice of Nonrenewal has been given), provided that any such payments made to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive under any disability benefit plans of the Company or under the Social Security disability insurance program, (ii) any earned and unpaid Annual Bonus for any calendar year ended prior to the Date of Termination and a pro-rated Target Bonus for services to the Date of Termination, and (iii) any other vested benefits to which the Executive is entitled, in each case to the extent not yet paid.

            (d) Cause; Voluntary Termination and Termination with Good Reason. If the Executive's employment is terminated by the Company for Cause or the Executive voluntarily terminates his employment during the Employment Period, the Company shall pay the Executive (i) the Annual Base Salary through the Date of Termination (ii) a pro-rated bonus through the Date of Termination, and (iii) any other vested benefits to which the Executive is entitled, in each case to the extent not yet paid, and the Company shall have no further obligations to the Executive under this Agreement. If the Executive terminates his employment during the Employment Period with Good Reason, the Company shall pay Executive the amounts and benefits described in Section 5(a) above in connection with a termination by Company for reason other than Cause or Disability; provided that the Annual Base Salary, Target Bonus, and benefit continuation period in the event of a termination by Executive for Good Reason shall be two years from the date of such termination; and provided that the Annual Base Salary amount for purposes of such payments shall be the amount of the Annual Base Salary in effect immediately before the occurrence of Good Reason for Termination. For purposes of this Agreement, "Good Reason" for the Executive to terminate his employment shall exist following:

                  (i)   a reduction in Executive's Annual Base Salary;

                  (ii) any change that results in Executive no longer reporting to the CEO or President of the Company, a reduction in his duties and responsibilities, or title, or other diminishment of Executive's status within the Company;

                  (iii) any change in Executive's duties and responsibilities that requires him to relocate his residence outside of the Chicago, Illinois vicinity;

                  (iv) A Change of Control of the Company as that term is defined in the March 25, 1998 Offering Memorandum for APCOA, Inc. Senior Subordinated Notes.

      6. Confidential Information; Noncompetition. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains or obtained during the Executive's employment by the Company or any of its affiliated companies and their respective businesses and that is not public knowledge (other than as a result of the Executive's violation of this paragraph
(a) of Section 6) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process. As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

            (b) During the Noncompetition Period (as defined below), the Executive shall not, without the prior written consent of the Chief Executive Officer of the Company, engage in or become associated with a Competitive Activity. For purposes of this paragraph (b) of Section 6, the following terms shall have the following meanings: (i) the "Noncompetition Period" means the period during which the Executive is employed by the Company and the one-year period following the termination of the Executive's employment by the Company for any reason; (ii) a "Competitive Activity" means any business or other endeavor that engages in the operation and management of open air parking lots and indoor garages and ramps for the purpose of parking motor vehicles on a leasehold, license, concession or management fee basis in any county of any state in the United States in which the Company or any of its affiliated companies is then conducting, or is in the process of developing prospects to conduct, business; (iii) the Executive shall be considered to have become "associated with a Competitive Activity" if he becomes directly or indirectly involved as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of the Executive's personal services, with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, the Executive may make and retain investments during the Noncompetition Period in not more than five percent of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

            (c) In the event of a breach or threatened breach of this Section 6, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and the Executive acknowledges that damages would be inadequate and insufficient.

            (d) Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 6.

      7. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

      8. Miscellaneous. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:

                      Michael J. Celebrezze
                      7960 Jill Drive
                      Sagamore Hills, Ohio  44067

                  If to the Company:

                      APCOA, Inc.
                      1000 McDonald Investment Center
                      800 Superior Avenue, E.
                      Cleveland, Ohio  44114
                      Attention: G. Walter Stuelpe, Jr.

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 8. Notices and communications shall be effective when actually received by the addressee.

            (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

            (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

            (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

            (f) The Executive and the Company acknowledge that this Agreement supersedes any other agreement, whether written or oral, between them concerning the subject matter hereof.

            (g) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

            IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


                                         /s/ Michael Celebrezze
                                         ------------------------------------
                                                  Michael Celebrezze

                                                      APCOA, INC.


                                         /s/ G. Walter Stuelpe, Jr.
                                         ------------------------------------
                                         By:    G. Walter Stuelpe, Jr.
                                         Title: President

                                   EXHIBIT C

                            SUPPLEMENTAL PENSION PLAN

            IN CONSIDERATION of the mutual promises contained herein, it is agreed by the Executive and the Company as follows:

            1. The Executive may retire from active employment at any time after he reaches age 65.

            2. Upon retirement, the Company shall provide the Executive with a retirement benefit of 240 equal consecutive monthly payments of $4,166.67. The first monthly payment shall be made on the first day of the month coinciding with or next following the date of the Executive's retirement.

            3. In the event the Executive dies after commencement of payments under paragraph 2 hereof, but before he received the number of monthly installments set forth therein, the Company shall pay the remainder of said monthly installments to the Executive's designated beneficiary hereunder. For purposes of this provision, the Executive's designated beneficiary hereunder is ______________. Executive shall have the right to change such beneficiary at anytime hereafter, either prior to or after retirement, by notifying the Company in writing of such change.

            4. If the Executive shall die prior to age 65 while in the active, employment of the Company, the Company shall pay- the Executive's designated beneficiary an aggregate of Five Hundred Twenty-Five Thousand Dollars ($525,00.O0) in sixty (60) equal monthly installments of Eight Thousand Seven Hundred Fifty Dollars ($8,750.00). The first installment shall be paid on the first day of the month following the month in which the Executive dies.

            5. This Plan is part of a certain Executive Employment Agreement (the "Employment Agreement") effective as of April 1, 1995. Nothing herein shall prevent the Company from terminating the Employment Agreement for "cause," or the Executive from resigning in accordance with the terms thereof, and in either event this Plan shall be terminated and void in all respects and neither party shall have any further responsibility for satisfying any obligations that may have otherwise arisen hereunder. However, should the Executive's employment terminate prior to retirement for any reason, other than for "cause," resignation, disability or death, any policy of insurance on the Executive's life owned by the Company (the "Insurance Policy") shall be transferred by the Company to the Executive within thirty (30) days after such termination, and the Insurance Policy and its full cash surrender value shall become the sole property of the Executive to do with as he sees fit.

            In the event of permanent disability the Company will continue to pay the premiums on the full value of the Insurance Policy for twelve (12) months following the Executives' termination because of such disability in accordance with paragraph 4(b) (iii) of the Employment Agreement, and after twelve (12) months transfer the full value of the Insurance Policy to the Executive within thirty (30) days. The Insurance Policy and its full cash surrender value shall become the sole property of the Executive to do with as he sees fit, and the Company shall have no further responsibility to fulfill any terms of the Plan or to continue to pay premiums on the Insurance Policy after the transfer of the Insurance Policy has been completed.

            6. For so long as Executive is receiving payments hereunder, Executive agrees that Sections 5, 6 and 7 of the Employment Agreement shall remain in full force and effect.

            7. Nothing in this Plan shall prevent Executive from receiving, in addition to any amounts he may be entitled to under the Plan, any amounts which may be distributable to him at any time under any pension plan, profit sharing or other incentive compensation or similar plan of the Company now in effect or which may hereafter be adopted.

            8. This Plan shall be binding upon the Executive, his heirs, executors, administrators and assigns, and on the Company, its successors and assigns. The rights of Executive hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge.

            9. This Plan may be altered, changed, amended or terminated only by a writing signed by the party to be bound thereby.

            10. This document has been executed in the State of Ohio and shall be interpreted in accordance with the laws of that State without regard to conflict of law provisions.

            IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed this 5th day of June ,1995.

Attest:                                       APCOA, Inc.
                                              (the "Company")

/s/                                     By: /s/
--------------------------------           --------------------------------


                                           /s/ Michael J. Celebrezze
                                           --------------------------------
                                           Michael J. Celebrezze
                                           (the "Executive")

                              Michael J. Celebrezze
                                 7960 Jill Drive
                           Sagamore Hills, Ohio 44067

                                                April 6, 1998

Mr. G. Walter Stuelpe, Jr., President
APCOA, Inc.
McDonald Investment Center
800 Superior Avenue, E.
Cleveland, Ohio 44114-2601

Dear Walter:

      At your suggestion, I am writing to document our understanding about the term of my employment, and to the extent necessary, to amend the Employment Agreement dated March 30, 1998. Also at your suggestion, I am attaching the Illustration of our agreement regarding payments at termination. It is my understanding, based on our discussions, specifically our discussion on February 12, 1998, that I will be given the opportunity to maintain my position with the Company for at least five years following the relocation to Chicago. The Employment Agreement addresses what compensation will be paid to me if I leave employment for "Good Reason" at any time, but the Agreement does not fully address what compensation should be paid to me if my employment is terminated for reasons other than Cause , or if my contract is allowed to expire, before the agreed five-year period.

      To address these contingencies more adequately, we have agreed that if my employment is terminated by the Company any time before the third anniversary of the Employment Agreement for any reason, other than a termination for Cause , or if the Company gives notice of its intention not to renew the Employment Agreement for an additional two-year term beginning on the third anniversary of the Employment Agreement, I will be paid my Annual Base Salary and the Target Bonus for the remaining balance of the initial three-year term, if any, and for an additional two years. These payments would not be subject to offset for any compensation I may receive from another employer. In addition, my welfare and employee benefits will continue for the same period (secondary to other employer-provided benefits, if applicable) or their monetary equivalent will be paid. I understand that this does not guarantee me work for a full five years, but it does provide an economic equivalent if I am not retained for that period.

      Absent this letter agreement, I am not assured of the benefit of a five-year term, so I appreciate the opportunity to set forth our agreement in this letter. If this letter is consistent with your understanding, please sign the letter in your capacity as President of the Company and return a copy to me. Thank you.

                                    Very truly yours,


                                    /s/Michael J. Celebrezze

                                    Michael J. Celebrezze

Agreed:   APOCA, Inc.


/s/ G. Walter Stuelpe, Jr.
-----------------------------------
G. Walter Stuelpe, Jr., President